                                                                    Exhibit 12.2

               Computation of Ratio of Earnings to Fixed Charges
                       TOTAL ENTERPRISE BASIS--Unaudited
                             (Dollars in Millions)

                                                   Year Ended December 31
                                            -------------------------------------
                                             1996   1995    1994    1993    1992
                                            ------  -----  ------  ------  ------
Portion of rentals representing interest..  $   80  $  78  $   85  $  84   $  87
Capitalized interest......................      11     13      58    105      78
Other interest and fixed charges..........     399    464     464    372     408
                                            ------  -----  ------  -----   -----
Total fixed charges (A)...................  $  490  $ 555  $  607  $ 561   $ 573
                                            ======  =====  ======  =====   =====

Earnings-pretax income (loss) with
 applicable adjustments (B)...............  $1,867  $ 902  $1,263  $ 280   $ 376
                                            ======  =====  ======  =====   =====

Ratio of (B) to (A).......................    3.81   1.63    2.08     (a)     (a)
                                            ======  =====  ======  =====   =====

------------
(a) Earnings did not cover fixed charges by $281 million for 1993 and by $197 million for 1992.